Exhibit 99.2

Heat Biologics Transcript- ASCO May 29, 2020 Poster Presentation

Thank you for your interest in our poster presentation. This is Jeff Hutchins, CS and OO of Heat Biologics. We are pleased to provide an update to our ongoing Phase 2 study of HS-110 in combination with nivolumab for the treatment of advanced non-small lung cancer in multiple treatment settings. Today, we are presenting top line data for our Cohort A, comprised of previously treated patients who have not received a checkpoint inhibitor prior to study entry.

HS-110 is an off-the-shelf, allogeneic, cell-based therapy utilizing the company’s gp96 platform to secrete multiple cancer testis antigens or CTAs to stimulate an immune response against the patient’s tumor.  The illustration in Figure 1 highlights HS-110’s ability to drive the innate stimulation of APCs to mature dendritic cells while delivering CTA peptides that are cross-presented to directly stimulate and expand CD8 positive T cells.

Figure 2 outlines the study schema, whereby HS-110 is administered intradermally every week for 18 weeks with nivolumab per standard of care until disease progression or unacceptable toxicity.

A total of 47 patients were enrolled, and  patient characteristics are presented.

As shown in the adverse events table, HS-110 in combination with nivolumab was well tolerated. No  toxicities were observed except for injection site reactions or ISR; which from the subset analysis of overall survival data I describe later, may be a possible clinical outcome measurement tool.

The median overall survival of the ITT population is 28.7 months shown in Figure 3. In figure 6, we provide a waterfall plot of best target lesion response where tumor shrinkage was observed in 42% of the ITT patients. The ORR was 21% with a disease control rate of 43%. The median duration of clinical benefit was 17.2 months in Figure 9; where 46% of the patients were still alive.

Several subset analyses on overall survival was performed. We would like to highlight the subset analysis of patients who experienced ISR. Figure 4 represents a highly statistically significant improvement of overall survival observed in ISR positive patients. With median overall survival of 42.1 months, the ISR positive patients accounted for 60% of the patients treated.

We also performed a subset analysis by PD-L1 status shown in Figure 5. We observed favorable survival benefit of  both PD-L1 positive and negative patients.

In addition, we conducted exploratory biomarker analyses based on the mechanism of action of HS-110. Using RNA sequencing, we performed an analysis to compare the CTA expression in patient tumor tissue and HS-110. In Figure 7, statistically significant overall survival improvements were observed in patients whose tumor overexpressed 8 or more CTAs shared with HS-110. Overexpression of a single CTA in common with HS-110, ZNF492, is also positively correlated with significant improved overall survival as shown in Figure 8.

In conclusion, we present topline data and subset analysis of HS-110 in combination with nivolumab in 2nd line or greater, checkpoint-naïve, non-small cell lung cancer patients. In the ITT population of 47 patients, the median overall survival was 28.7 months. Statistically significant overall survival  of 42.1 months was observed in ISR positive patients.   We believe that the clinical outcomes observed with ISR and CTA overlap supports the HS-110 mechanism of action of innate and adaptive immune activation via gp96. These observations support the conduct of a registrational study of defined patient subgroups receiving HS-110 in combination with an anti-PD-1 antibody.

If you need further information, please contact me or one of our distinguished authors.

Thank you.